Exhibit 3.4

CERTIFICATE OF MERGER
TOTIPOTENTRX CORPORATION,
A CALIFORNIA CORPORATION,
INTO
THERMOGENESIS CORP.,
A DELAWARE CORPORATION

Pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware, the undersigned hereby executed the following Certificate of Merger:

First:  The name of surviving corporation is ThermoGenesis Corp., a Delaware corporation (“Surviving Company”).

Second:  The name of the corporation being merged into this surviving corporation is TotipotentRX Corporation, a California corporation (“Disappearing Company”).

Third:  The agreement of merger or consolidation has been approved and executed by each of the business entities which are to merge or consolidate (the “Merger Agreement”).

Fourth:  The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the filing of this Certificate shall be its Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:

“The name of the corporation (hereinafter called the “corporation”) is Cesca Therapeutics Inc.”

Fifth:  The merger is to become effective upon filing.

Sixth:  The agreement of merger is on file at the place of business of the Surviving Corporation and the principal address thereof is 2711 Citrus Road, Rancho Cordova, CA  95742.

Seventh:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any member of any stockholder or any person holding an interest in Disappearing Corporation.

Eighth:  The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding.  The Secretary of State shall mail any such process to the Surviving Corporation at 2711 Citrus Road, Rancho Cordova, CA  95742.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation of the merger, has caused this certificate to be signed by an authorized officer this 13th day of February, 2014.

THERMOGENESIS CORP.

By:	/s/ Matthew T. Plavan
Name:	Matthew T. Plavan
Title:	Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF MERGER